Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Richard Surratt (“Individual”) and Arbitron Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Individual was employed by the Company as its Executive Vice President, Finance and Chief Financial Officer;

WHEREAS, the Company and Individual entered into an Executive Retention Agreement, dated February 6, 2011attached hereto as Exhibit A (the “Retention Agreement”);

WHEREAS, Individual’s employment with the Company terminated effective June 8, 2012 (the “Termination Date”) and the Parties agree that such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Individual may have against the Company, including, but not limited to, any and all claims arising out of or in any way related to Individual’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Individual hereby agree as follows:

COVENANTS

1. Consideration. Provided that the seven (7) day revocation period described in Section 4(b) of this Agreement has expired without revocation, the Company shall provide the following consideration to Individual.

a. The Company shall pay Individual the amounts described in Sections 2(a) and 2(b)(i)-(iii) of the Retention Agreement. The Parties agree that the amount due under Section 2(b)(i) (twelve (12) times Individual’s Reference Compensation) is equal to $620,000 and that the Bonus Component is intended to be an Exempt Bonus with payment made as though Individual had remained employed by the Company. The Parties further agree that, provided the Compensation Committee determines an annual bonus will be payable to other executives under the 2012 non-equity incentive plan, the Bonus Component will be determined based on the Committee’s assessment of corporate performance under the plan.

b. With respect to the amounts described in Section 2(b)(iv) of the Retention Agreement, provided that Individual and his qualified beneficiaries are eligible to continue coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the employer-equivalent premiums for such COBRA coverage directly to the COBRA administrator as they become due at the level in effect at the time of the Termination Date for a period of twelve (12) months following such date, or until the expiration of the COBRA continuation period, whichever occurs first, provided Individual timely elects and pays for the employee-equivalent premiums for COBRA coverage.

2. Resignation from All Positions. Individual confirms that he has resigned, effective as of the Termination Date, from all positions including all officer and director positions, if any, that he held with the Company, and, without further compensation, Individual agrees to sign any documents requested by the Company to accomplish such purpose.

3. Benefits. Individual’s health insurance benefits shall cease on the last day of June 2012, subject to Individual’s right to continue his health insurance under COBRA. Individual’s participation in all benefits and incidents of employment, including, but not limited to, vesting in equity awards, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.

4. Release of Claims.

a. In exchange for the consideration under this Agreement to which Individual would not otherwise be entitled, and except as otherwise set forth in this Agreement, Individual hereby releases, acquits and forever discharges the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date Individual signs this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Individual’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, including without limitation claims for attorneys’ fees; the Federal Age Discrimination in Employment Act, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the Maryland Fair Employment Practices Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Individual represents that he has not filed any complaints or claims against the Company with the Equal Employment Opportunity Commission, or with any federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement.

b. Individual acknowledges that he has been advised that he has twenty-one (21) days to consider this Agreement (but may sign it at any time beforehand if he so desires). Individual acknowledges that he has been advised that he can consult an attorney in considering this Agreement. Individual acknowledges that this Agreement does not release any rights or claims that arise after the date of this Agreement. Individual further acknowledges that he can revoke this Agreement within seven (7) days of signing it by sending a certified letter to that effect to the Company’s Chief Legal Officer. Notwithstanding the foregoing, Individual understands and agrees that the portion of this Agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable and no consideration shall be paid until the seven (7) day revocation period has expired without revocation, but that all other provisions of this Agreement will become effective upon its execution by the parties.

c. INDIVIDUAL UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. Individual acknowledges that he waives any rights under the laws of the State of Maryland that are similar to those provided in Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

5. Application for Employment. Individual understands and agrees that, as a condition of this Agreement, Individual shall not be entitled to any employment with the Company, and Individual hereby waives any right, or alleged right, of employment or re-employment with the Company. Individual further agrees not to apply for employment with the Company.

6. No Cooperation. Individual agrees that he will not encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Individual agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish to the Company, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against the Company, Individual shall state no more than that he cannot provide counsel or assistance.

7. Confidentiality, Non-Competition, Non-Recruitment, Non-Disparagement and Clawback. Individual reaffirms and agrees to observe and abide by the obligations regarding confidentiality, non-competition, non-recruitment, non-disparagement, additional post-employment provisions and clawback set forth in Sections 4 through 6 of the Retention Agreement. In the event Individual breaches this Section, all continuing payments and benefits to which Individual otherwise may be entitled pursuant to this Agreement will cease immediately. Individual shall direct any inquiries by potential future employers to the Company’s human resources department. Individual’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Individual by the Company, developed or obtained by Individual in connection with his employment with the Company, or otherwise belonging to the Company.

8. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Individual acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Individual challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Individual under this Agreement and to obtain damages, except as provided by law.

9. No Admission of Liability. Individual understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Individual. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Individual or to any third party.

10. Future Assistance. Individual agrees to (a) respond to requests from the Company and its counsel for information needed to prepare such operational, financial and other reports, filings and documents that relate to the time period during which Individual was employed with the Company and (b) otherwise cooperate as requested by the Company in connection with customers or Company business. For purposes of clarity, any assistance provided by Individual pursuant to the preceding sentence will be on a voluntary basis for no consideration and in no way shall be construed as providing assistance as an employee, consultant, independent contractor or other advisor or service provider to the Company.

11. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

12. WAIVER OF JURY TRIAL. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE GOVERNED BY SECTION 7(c) OF THE RETENTION AGREEMENT.

13. Section 409A. The Company shall delay the payment of any benefits payable under this Agreement as required to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, relating to payments made to certain “specified employees” of certain publicly-traded companies, and in such event, any such amount to which Individual would otherwise be entitled during the six (6) month period immediately following the Termination Date shall instead be accumulated through and paid in a lump sum (together with simple interest at the short-term applicable federal rate in effect on the Termination Date in the first payroll period following the expiration of such six (6) month period, or if earlier, the tenth (10th) day after the date of his death. Any remaining payments will be paid on their original schedule.

14. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Individual or made on his behalf under the terms of this Agreement. Individual agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Individual further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Individual’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

15. Authority. Individual represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Individual warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

16. No Company Representations. Individual represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Individual has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

17. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

18. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, each Party shall bear its own costs and expenses, including attorneys’ fees incurred in connection with such an action.

19. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Individual concerning the subject matter of this Agreement and Individual’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Individual’s relationship with the Company, with the exception of the Retention Agreement. The language of this agreement shall be construed as to its fair meaning and not strictly for or against either Party.

20. No Oral Modification. This Agreement may only be amended in a writing signed by Individual and a duly authorized officer or agent of the Company.

21. Governing Law. This Agreement shall be governed by the laws of the State of Maryland, without regard for choice-of-law provisions. Individual consents to personal and exclusive jurisdiction and venue in the State of Maryland.

22. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23. Voluntary Execution of Agreement. Individual understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company. Individual acknowledges that:

a. he has read this Agreement;

b. he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice;

c. he understands the terms and consequences of this Agreement and of the releases it contains; and

d. he is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

RICHARD SURRATT, an individual

Dated as of: 7/13/12	/s/ Richard Surratt
Richard Surratt

ARBITRON INC.

Dated as of: 7/16/12	By:	/s/ Marilou Legge
	Name:	Marilou Legge
	Title:	EVP, Organization Effectiveness and Corporate Communications